Exhibit 10.44

Church & Dwight Co., Inc.

Princeton South

500 Charles Ewing Boulevard

Ewing, NJ 08628

October 8, 2024

Carlos Ruiz Rabago

Dear Carlos,

Church & Dwight Co., Inc. (the “Company”) is pleased to conﬁrm our offer for the position of Executive Vice President, Chief Supply Chain Officer, an exempt position, at the Company’s Princeton South location at 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, subject to and conditioned upon approval of the Company’s Board of Directors and the other conditions set forth below. In this position, you will report directly to the Chief Executive Officer. Your anticipated start date will be November 4, 2024. Highlights of the terms and conditions of employment with the Company are described below.

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Base Salary: Your starting annual base salary will be $515,000. You will be paid semi-monthly, in accordance with the Company’s standard payroll policies, and your pay will be subject to applicable withholdings, required deductions, and other authorized employee deductions as may be required by law or as you have elected under applicable beneﬁt plans.
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Short-Term Incentive: You will be eligible to participate in the Church & Dwight Co., Inc. Fourth Amended and Restated Incentive Compensation Plan, as amended from time to time (or successor plan), in accordance with applicable plan documents, with a target bonus of 60% of your base salary. You will be eligible for an annual bonus beginning in calendar year 2025 (payable in March 2026).
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Long-Term Incentive: You will be eligible to participate in the Company’s long-term incentive plan, in accordance with applicable plan documents and award agreements. Subject to the approval of the Compensation & Human Capital Committee of the Company’s Board of Directors, annual long-term incentive awards are currently granted in March of each calendar year and you will be eligible to receive a grant in form comparable to those received by other employees at your level, with a target award opportunity currently valued at 120% of your base salary. Any long-term incentive awards will be subject to the terms and conditions set forth in the Company’s Amended and Restated Omnibus Equity Compensation Plan, as amended from time to time (together with any successor plan, the “Equity Plan”), and the Company’s standard form of the award agreements, as applicable, which you will be required to sign shortly after the grant date.
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Stock Ownership Guidelines: You will be subject to stock ownership guidelines for executive officers which will require you to hold an amount of 2.5 times your annual base salary. You will find a copy of these guidelines enclosed and should note that they are subject to amendment from time to time.
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Cash Sign-On Bonus: You will be eligible to receive a one-time sign-on bonus of $500,000, subject to applicable withholdings and deductions, which you will receive within 30 days of your ﬁrst day of employment with the Company, subject to your continued employment in good standing with the Company through the payment date. In the event that you terminate your employment (for any reason) within one year of your start date, you agree to repay the sign-on bonus to the Company, and, by signing below, to the extent permissible by law, you authorize the Company to deduct any amount of the sign-on bonus from any wages owed to you by the Company at the time of your separation.
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Long-Term Incentive Sign-On Award: You will be eligible to receive a one-time sign-on long-term incentive award under the Equity Plan consisting of restricted stock units with an aggregate grant date value of $1,350,000. This award will be granted on your start date and will vest ratably over three years, subject to your continued employment in good standing with the Company through the applicable vesting dates. The terms and conditions of this one-time award will be set forth in a separate agreement.

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Health & Welfare Benefits: You will be eligible to participate in the Company’s comprehensive health and welfare programs, in accordance with applicable plan documents. Your beneﬁts will become active on your ﬁrst day of employment with the Company, subject to you enrolling in the desired health and welfare programs within 30 days of your start date.
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Savings and Profit Sharing Plan: You will immediately be eligible to participate in the Church & Dwight Co., Inc. Savings and Proﬁt Sharing Plan for Salaried Employees (the “Savings Plan”) on your start date, in accordance with applicable plan documents and limits. Sixty days after you become eligible to enroll in the Savings Plan, if you have not already enrolled in the Savings Plan, you will automatically be enrolled in the Savings Plan at 3% of your base salary. The Company currently matches 100% of the ﬁrst 5% of pre- and/or Roth post-tax contributions to the Savings Plan. Additionally, you will be eligible to receive an annual proﬁt sharing contribution based on Company performance, which currently has a target of 5% and can range from 3% to 10% of your eligible compensation.
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Executive Deferred Compensation Plan: You will be eligible to participate in the Church & Dwight Co., Inc. Executive Deferred Compensation Plan II (in accordance with applicable plan documents), which is a non-qualiﬁed plan that allows you to defer a portion (up to 70%) of your base salary and/or bonus each calendar year and up to 5% of compensation that exceeds IRS annual limits for qualiﬁed plans. Proﬁt sharing contributions that exceed compensation limits for qualiﬁed plans will also be made to this plan.
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Employee Stock Purchase Plan: You will be eligible to participate in the Church & Dwight Co., Inc. Employee Stock Purchase Plan, in accordance with applicable offerings, plan documents and limits.
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Paid Time Off: You will be eligible for up to 20 vacation days, and 5 ﬂoating holidays, and will be eligible for paid company holidays. The vacation days and ﬂoating holidays will be prorated in your ﬁrst year based on the number of months worked in that calendar year. More speciﬁc details regarding the vacation policy will be shared during your New Hire Orientation and can also be viewed on Workday after your start date.
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Change in Control and Severance Agreement: You will be provided a Change in Control and Severance Agreement (the “CIC/Severance Agreement”), which generally provides you with 2 times base salary and target bonus if you are terminated without Cause or resign for Good Reason (as such terms defined in the CIC/Severance Agreement). In addition, the CIC/Severance Agreement also generally provides you 1 times your base salary if you are terminated without Cause or you resign for Good Reason. Under the Company’s long-term incentive award agreements and the Equity Plan, upon a change-in-control (as defined therein) all long-term incentive awards granted prior to the change-in-control may immediately vest in accordance with the award agreements and the Equity Plan. Your personalized CIC/Severance Agreement will be provided to you under separate cover.
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Executive perquisites: You will be eligible for executive perquisites comparable to those received by other employees at your level, including executive physical health, financial planning, and occasionally, donations to charitable organizations or educational institutions.
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Code of Conduct and Clawback Policies: You will be subject to the Company’s Code of Conduct, Dodd-Frank Clawback Policy and Supplemental Clawback policy, which will be provided to you separately, and which may be amended from time to time.

During the pre-employment process, you informed the Company that you were a party to an agreement (the “Protective Covenants Agreement”) with L’Oreal USA (“L’Oreal”) which, among other things, restricts your ability to work for or provide services to a competitor within a certain geographic territory during the 12 month period immediately following your employment with L’Oreal (the “Restricted Period”). A copy of the Protective Covenants Agreement is enclosed as Exhibit A. You represented that you are not subject to any other limitations on your ability to work for the Company.

The Protective Covenants Agreement permits employment with a “diversified” business, provided L’Oreal received separate assurances from you and your new employer, satisfactory to L’Oreal, that you will not render services during the Restricted Period, directly or indirectly, in connection with any product or service that competes with L’Oreal, and that you will at all times comply with your non-disclosure and non-solicitation obligations under the Protective Covenants Agreement.

The Company has provided you herewith as Exhibit B with its policy to employ you as its Executive Vice President, Chief Supply Chain Officer, from November 4, 2024 through the Restricted Period, while walling you off from any products competitive with L’Oreal. A copy of the assurances we request that you make to L’Oreal is enclosed as Exhibit C. You represented that you know of no competitive product categories between the Company and L’Oreal not identified in the foregoing policy.

This offer is contingent upon L’Oreal’s agreement to allow you to work for the Company during the Restricted Period, subject to the written assurances set forth in Exhibit C.

In the event that the Company learns you have additional contractual obligations to L’Oreal or others that were not disclosed, or that L’Oreal does not agree to the waiver discussed above, the Company will have the right to withdraw this offer or terminate your employment if you have already become employed by the Company. You acknowledge and agree that you will have no recourse against the Company in the event of such an action.

In addition, this offer is contingent upon the satisfactory completion of your pre-employment screening which includes a drug screen, education and previous employment veriﬁcation, background check including criminal history, eligibility to work in the United States (I-9), credit check depending on your level in the organization and if your position is part of the Executive Leadership Team, and a motor vehicle report (MVR) for applicable roles, and conﬁrmation that you are not subject to any restrictions with your current or any prior employer limiting your employment with the Company. Unless otherwise restricted by state or local law, your employment with the Company is at-will, meaning both the Company and you are free to terminate the employment relationship at any time, with or without prior notice and with or without cause. You understand and acknowledge that the Company retains the right to amend, modify, rescind, delete, supplement or add to any of its existing employee beneﬁt programs, at the Company’s sole discretion, as permitted by law.

You will receive instructions via email to arrange for a drug-screening test at a facility located in your area. Upon receipt of the instructions, you must complete your drug-screening test within 3 business days.

Please conﬁrm your acceptance within 3 days by signing below after which this offer will expire. If you have any questions during the pre-employment process, email: Rene Hemsey, Rene.Hemsey@churchdwight.com.

Carlos, we look forward to you joining the Company. We believe you will have a successful, rewarding career with us. Please do not hesitate to contact me regarding the speciﬁcs of this offer.

Sincerely,

/s/ Rene Hensey

Rene Hemsey

Executive Vice President, Chief Human Resources Officer

Agreed and Accepted:

/s/ Carlos Ruiz Rabago

________________

Carlos Ruiz Rabago

Date:___10/11/2024_____